Exhibit 3.4

 Delaware
The first State
     I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “CRUMBS HOLDINGS LLC”, FILED IN THIS OFFICE ON THE TWENTY-SEVENTH DAY OF FEBRUARY, A.D. 2008, AT 4:26 O’CLOCK P.M.

4510919 8100	/s/ Harriet Smith Windsor

080239913	Harriet Smith Windsor, Secretary of State
you may verify this certificate online	AUTHENTICATION: 6412617
at corp. delaware.gov/authver.shtml	DATE: 02-27-08

State of Delaware Secretary of State Division of Corporations
Delivered 04:38 PM 02/27/2008 FILED 04:26 PM 02/27/2008 SRV 080239913 — 4510919 FILE
CERTIFICATE OF FORMATION
OF
CRUMBS HOLDINGS LLC
FIRST: The name of the limited liability company is Crumbs Holdings LLC.
SECOND: The address of its registered office in the State of Delaware 615 South DuPont Highway, in the City of Dover, in the County of Kent, 19901. The name of its Registered Agent at such address is National Corporate Research, Ltd.
THIRD: The purpose of the Company is to engage in such activities and to exercise such powers permitted to limited liability companies under the laws of the State of Delaware.
IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Crumbs Holdings LLC this 27th day of February, 2008.

/s/ Sarah-Nicole Pinheiro
Authorized Person